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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Contact:  Tammy Roberts Myers
May 2, 2006                                           (614) 492-4954

                      BOB EVANS FARMS NAMES STEVEN A. DAVIS
                             CHIEF EXECUTIVE OFFICER

COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced the appointment of Steven A. Davis as chief executive officer, effective immediately. Davis replaces Larry C. Corbin, who had served as chief executive officer and president on an interim basis since last August. Both Davis and Corbin will serve on the company's board of directors.

         Davis, 47, joins Bob Evans from Yum! Brands, Inc., where he had been president of Long John Silver's and A&W All-American Food Restaurants since 2002. Previously, Davis served in a variety of operations management and other executive positions in Yum! Brands' Pizza Hut division, including senior vice president of concept development where his team introduced the Wing Street concept. Today, there are more than 750 Wing Street restaurants nationwide. Before joining Pizza Hut in 1993, he was with Kraft General Foods for nine years. His last position with Kraft was as director of marketing for All American Gourmet. Earlier in his career, he held a series of brand management positions in Kraft's cheese business where he launched several successful new products and marketing campaigns.

         Davis holds a Master of Business Administration in marketing and finance from the University of Chicago and a Bachelor of Science in business administration from the University of Wisconsin at Milwaukee.

         Robert E.H. Rabold, chairman of the board of Bob Evans Farms, said, "Following an extensive search, we are delighted to welcome Steve Davis as Bob Evans' new chief executive officer. With his multi-faceted background in both restaurant operations and packaged goods marketing, Steve is uniquely qualified for this leadership role at Bob Evans. At Yum! Brands, Steve was responsible for more than 2,200 systemwide single-brand and multi-brand restaurants. Throughout his career, he has engineered successful turnarounds in both the packaged goods and restaurant industries."

         Davis commented, "I am truly honored and privileged to be named chief executive officer of Bob Evans Farms. With its genuine farm heritage and a premium brand that has stood the test of time, Bob Evans has an enviable reputation for high-quality products and excellent customer service. The company has built strong regional market positions in both restaurants and retail food products, with significant potential for future growth. Mimi's Cafe casual restaurants provide additional -- and in many ways complementary -- growth opportunities. The company made good progress in improving its financial performance during fiscal 2006, which ended last week, and I look forward to sustaining that momentum as we begin our new fiscal year."


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         Results for the fourth quarter and 2006 fiscal year will be released on
Monday, June 5, 2006, with a conference call and webcast at 10 a.m. on June 6, 2006. Details for the call and webcast will be forthcoming on the company's Web site.

         Rabold added, "On behalf of the board and all of our shareholders and employees, I would like to thank Larry Corbin today for a job well done over the past nine months. Larry stepped in as our interim chief executive officer at a particularly challenging time for the company, and his invaluable contribution in the past year really caps his career of more than four decades at Bob Evans Farms."

         Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 19 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 103 Mimi's Cafe casual restaurants located in 16 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


         Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

         o Changing business and/or economic conditions, including energy costs

         o        Competition in the restaurant and food products industries

         o Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation

         o Changes in the cost or availability of acceptable new restaurant sites

         o Adverse weather conditions in locations where the company operates its restaurants

         o Consumer acceptance of changes in menu, price, atmosphere and/or service procedures

         o Consumer acceptance of the company's restaurant concepts in new geographic areas

         o        Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.